SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                           Sun-Times Media Group, Inc.
                                (Name of Issuer)

                          Common stock, $.01 Par Value
                         (Title of Class of Securities)

                                    86688Q100
                                 (CUSIP Number)

                                December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 2 OF 10


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(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                         Polar Securities Inc.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                   (a) [X]
                                                   (b) [ ]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           -0-
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           -0-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           -0-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [  ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IA
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 3 OF 10


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                        South Pole Capital Master Fund
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                   (a) [X]
                                                   (b) [ ]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                                            Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           -0-
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           -0-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           -0-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [   ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 4 OF 10


------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                        South Pole Capital LP
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                   (a) [X]
                                                   (b) [ ]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                                        Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                        -0-
SHARES            ------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                        -0-
OWNED BY          ------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                        -0-
REPORTING         ------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                        -0-
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                        -0-
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [   ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                        0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                        PN
------------------------------------------------------------------------------

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 5 OF 10


ITEM 1(a).  NAME OF ISSUER:

            Sun-Times Media Group, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            350 North Orleans St.
            Floor 10 South
            Chicago, IL 60654


ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) South Pole Capital Master Fund ("South Pole Master"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G/A directly owned by it.

          (ii) South Pole Capital LP ("South Pole"), an Ontario, Canada limited partnership, with respect to the Shares reported in this Schedule 13G/A directly owned by it.

         (iii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G/A directly owned by South Pole Master and South Pole.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common stock, $.01 Par Value (the "Shares")

ITEM 2(e).  CUSIP NUMBER:  86688Q100

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 6 OF 10


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                (a) [ ] Broker or dealer registered under Section 15 of the Act;

                (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

                (d) [ ] Investment Company registered under Section 8 of the
                        Investment Company Act of 1940;

                (e) [ ] Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940:
                        see Rule 13d-1(b)(1)(ii)(E);

                (f) [ ] Employee Benefit Plan, Pension Fund which is
                        subject to the provisions of the Employee
                        Retirement Income Security Act of 1974 or
                        Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                (g) [ ] Parent Holding Company, in accordance with
                        Rule 13d-1(b)(ii)(G);

                (h) [ ] Savings Associations as defined in Section
                        3(b) of the Federal Deposit Insurance Act;

                (i) [ ] Church Plan that is excluded from the
                        definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 7 OF 10

ITEM 4.   OWNERSHIP.

         Polar Securities Inc. serves as the investment manager to South Pole Master and South Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this
Schedule 13G/A.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.   Polar Securities

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0% (all percentages herein are based on 83,982,280 Shares reported to be outstanding as of February 28, 2009 as reflected in the Form 10-K filed by the Company on April 14, 2009).

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii)  shared power to vote or to direct the vote: 0 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 Shares

         B.   South Pole Master

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii)  shared power to vote or to direct the vote: 0 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 Shares

         C.   South Pole

              (a) Amount beneficially owned: 0

              (b) Percent of class: 0%

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 8 OF 10


              (c) Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote: 0 Shares.

                  (ii) shared power to vote or to direct the vote: 0 Shares.

                 (iii) sole power to dispose or to direct the disposition of: 0
                       Shares.

                 (iv)  shared power to dispose or to direct the disposition of:
                       0 Shares

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A

CUSIP No. 86688Q100                                                PAGE 9 OF 10


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  February 16, 2010               Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Investment Officer

                                        South Pole Capital Master Fund
                                        By:  Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Investment Officer

                                        South Pole Capital LP
                                        By:  Polar Fund Management III Inc, its
                                        General Partner
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Investment Officer

Schedule 13G/A

CUSIP No. 86688Q100                                               PAGE 10 OF 10


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 16, 2010               Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Investment Officer

                                        South Pole Capital Master Fund
                                        By:  Polar Securities Inc.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Investment Officer

                                        South Pole Capital LP
                                        By:  Polar Fund Management III Inc, its
                                        General Partner.
                                        /s/ Paul Sabourin
                                        -----------------------------------
                                        Paul Sabourin
                                        Chief Investment Officer